EXHIBIT 99.1

SUBSEQUENT TRANSFER AGREEMENT

SUBSEQUENT TRANSFER AGREEMENT, dated as of July 20, 2007 (this “Subsequent Transfer Agreement”), among CWABS, INC., a Delaware corporation, as depositor (the “Depositor”), COUNTRYWIDE HOME LOANS, INC., a New York corporation, in its capacity as a seller under the Pooling and Servicing Agreement referred to below (“CHL”), PARK MONACO INC., a Delaware corporation, in its capacity as a seller under the Pooling and Servicing Agreement (“Park Monaco”), PARK SIENNA LLC, a Delaware limited liability company, in its capacity as a seller under the Pooling and Servicing Agreement (“Park Sienna” and, together with CHL and Park Monaco, the “Sellers”) and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”);

WHEREAS, the Depositor, CHL, Park Monaco, Park Sienna, the Trustee, Countrywide Home Loans Servicing LP, as Master Servicer, and The Bank of New York Trust Company, N.A., as Co-Trustee, have entered into the Pooling and Servicing Agreement, dated as of May 1, 2007 (the “Pooling and Servicing Agreement”), relating to the CWABS, Inc. Asset-Backed Certificates, Series 2007-9 (capitalized terms not otherwise defined herein are used as defined in the Pooling and Servicing Agreement);

WHEREAS, Section 2.01(d) of the Pooling and Servicing Agreement provides for the parties hereto to enter into this Subsequent Transfer Agreement in accordance with the terms and conditions of the Pooling and Servicing Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged the parties hereto agree as follows:

(a)           The “Subsequent Transfer Date” with respect to this Subsequent Transfer Agreement shall be July 20, 2007.

(b)           The “Subsequent Transfer Date Purchase Amount” with respect to this Subsequent Transfer Agreement shall be $182,721,160.62.

(c)           The Subsequent Mortgage Loans conveyed on the Subsequent Transfer Date shall be subject to the terms and conditions of the Pooling and Servicing Agreement.

(d)           Annex I hereto sets forth a list of the Mortgage Loans which are Delay Delivery Mortgage Loans.

(e)           In case any provision of this Subsequent Transfer Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

(f)           In the event of any conflict between the provisions of this Subsequent Transfer Agreement and the Pooling and Servicing Agreement, the provisions of the Pooling and Servicing Agreement shall prevail.

(g)           This Subsequent Transfer Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York.

(h)           The Subsequent Transfer Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

           IN WITNESS WHEREOF, the parties to this Subsequent Transfer Agreement have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

CWABS, INC.,
as Depositor

By:	/s/ Elizabeth Chen
Name: Elizabeth Chen
Title: Senior Vice President

COUNTRYWIDE HOME LOANS, INC.,
as a Seller

By:	/s/ Elizabeth Chen
Name: Elizabeth Chen
Title: Senior Vice President

PARK MONACO INC.,
as a Seller

By:	/s/ Elizabeth Chen
Name: Elizabeth Chen
Title: Senior Vice President

PARK SIENNA LLC,
as a Seller

By:	/s/ Elizabeth Chen
Name: Elizabeth Chen
Title: Senior Vice President

THE BANK OF NEW YORK,
not in its individual capacity, but solely as Trustee

By:	/s/ Michelle Penson
Name: Michelle Penson
Title: Vice President

Annex I

Mortgage Loans for which All or a Portion of a Related Mortgage File is not Delivered to the
Trustee on or prior to the Subsequent Transfer Date

[On file with the Trustee.]